Exhibit 99.1

February 16, 2018

RE:	DiVall Insured Income Properties 2, L.P.
Third Party Tender Offer

Ladies and Gentlemen:

On or about January 30, 2018, Peachtree Partners (the “Bidder”) distributed an Offer to Purchase together with related conveyance documents to limited partners (“Limited Partners”) of DiVall Insured Income Properties 2, L.P. (the “Partnership”), for the purpose of making a third-party tender offer to purchase up to 4.9% of the outstanding limited partnership units of the Partnership (“Units”), at a purchase price equal to $330 per Unit, less transfer fees of $100 per investor and less any distributions paid by the Partnership after January 30, 2018 (the “Offer”). Because the Offer purports to seek less than 4.9% of the outstanding Units, the Bidder believes it was not required to file a Schedule TO with the Securities and Exchange Commission (“SEC”).

Pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Partnership is obligated to take a position with respect to the Offer. Historically, the Partnership remained neutral in response to “mini-tender offers” prior to November 2017. In contrast, the Partnership does not recommend or endorse the current Offer. In view of (1) the General Partner’s previously announced intention to seek consent to sell the Partnership’s assets and liquidate the Partnership (as further detailed in Section 1 below) and (2) the current estimated Net Unit Value (the “NUV”) of each Unit (as further detailed in Section 3 below), the Partnership recommends that Limited Partners not tender their Units in the Offer.

Furthermore, the Partnership strongly believes that the Bidder is not permitted to conduct this “mini tender offer” because the Bidder, together with its affiliates, will beneficially own more than 5% of the outstanding Units upon consummation of the Offer. Based on a public filing with the SEC, the Partnership reasonably believes the controlling person of the Bidder already is the beneficial owner of over 5% of the outstanding Units. The Partnership has also previously advised the Bidder of the foregoing. In a lawful mini tender offer, the bidder may not beneficially own more than 5% of the subject class of securities upon completion of the mini tender offer. The Partnership further notes that the Bidder, and its affiliate whom the Partnership reasonably believes is the controlling person of the Bidder, are the subject of SEC cease-and-desist orders permanently enjoining them from committing any future violations of the federal securities laws and regulations relating to tender offers. In view of the foregoing, the Partnership may determine, upon the advice of its legal counsel, that the Partnership may not be permitted to process the transfer of any Units to the Bidder pursuant to this Offer.

The Offer permits Limited Partners to withdraw and rescind any acceptance of the Offer within 15 days following the date you executed the transfer document. Therefore, if you have already accepted the Offer, the Partnership recommends that you immediately contact the Bidder to withdraw and rescind that acceptance in writing.

The Partnership believes it is important that its Limited Partners understand the following information when considering the Offer or any other unsolicited offer.

1. Planned Sale of Assets and Liquidation:

On February 15, 2018, the Partnership announced that the General Partner intends to seek affirmative consent from the Limited Partners to sell the Partnership’s assets, including its real property, and liquidate the Partnership. The proposed sale of assets and liquidation is expected to be completed by December 31, 2018, and requires affirmative consents from Limited Partners owning a majority of the outstanding Units. Affirmative consents will be sought by a consent solicitation statement that the Partnership expects to file with the SEC by April 2018.

2. Third-Party Sales:

The Partnership is not affiliated in any way with the Bidder, and the money that may be paid to Limited Partners for Units tendered in the Offer will not come from, or through, the Partnership. Once the Partnership receives sufficient evidence of a legally compliant sale from both the seller and buyer directing the Partnership to transfer the Units, the Units are transferred to the buyer upon the approval of the General Partner, The Provo Group, Inc. (“TPG”). The Partnership will not be responsible for making sure any seller is paid. Further, under the IRS Safe Harbor rules, in any one year TPG may only approve the transfers of Units sold up to 2% of the total number of Partnership Units outstanding (46,280.30). Accordingly, the Partnership may approve the transfer of only a limited number of Units in 2018, except for Units sold and transferred through a Qualified Matching Service (see Section 6 below).

With any unsolicited offer, it is important to thoroughly evaluate the terms and conditions. The fine print may be difficult to understand. For example, one area that could lead to confusion is who is entitled to receive (or get credit for) any distributions that occur before the sale is completed and any Unit is transferred to the Bidder.

The SEC has information for investors pertaining to mini-tender offers and has issued warnings about mini-tender offers. One SEC notice states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Information from the SEC on min-tender offers can be found at www.sec.gov/answers/miniten.htm and https://www.sec.gov/investor/pubs/minitend.htm.

3. Purchase Price of Offer:

The Offer is based on a purchase price equal to $330 per Unit, less transfer fees of $100 per investor. The Bidder’s purchase price is also subject to downward adjustment in the event of any distributions paid by the Partnership after January 30, 2018. As we understand the Offer, distributions paid on or after January 30, 2018 will reduce the $330 per Unit purchase price.

As the Partnership informed Limited Partners in a letter dated December 31, 2017, the Partnership estimated the NUV to approximate $380 at December 31, 2017. The recent estimated NUV of approximately $380 per Unit is approximately 15% greater than the purchase price offered by the Bidder, before deducting transfer fees and any distributions paid. This valuation is subject to a number of limitations, which are disclosed in more detail in the Form 8-K the Partnership furnished to the SEC on January 30, 2018.

In addition, comparative transfer price information is available upon request to our Investor Relations Department. The Partnership’s records indicate that Units have recently traded in a range from $330 to $362 per Unit. The Partnership, however, makes no representation that these prices are fair or reasonable.

4. Current Cash Yield on Net Unit Value:

Since the Partnership’s capital raise of approximately $46 million in the early 1990s, the Partnership has distributed approximately $75 million to investors, from both operations and strategic sales. We expect cash distributions from operations to total approximately $16 per Unit in 2018 or a 4.3% cash yield on the estimated internal NUV of $3801 as of the date of this letter. Since the Partnership’s assets are depreciable real property, some of the distributable net income may be tax sheltered, leading to a slightly higher “after tax” rate of return.

5. Percentage Rents Earned in 2017 and Expected to Be Distributed May 2018

The Partnership earns a significant amount of percentage rents annually, but receives payment from the respective tenants in the following January. The Partnership’s policy is to only distribute actual cash received in a quarter. Because the Partnership received the 2017 percentage rents in January 2018, the Partnership’s distribution of these significant amounts is not expected to occur until the first quarter 2018 distribution payable May 2018. The Partnership expects the May 2018 distribution to represent approximately 60% of the Partnership’s total distributions from operations paid in 2018. For example, the Partnership distributed $500,000, or $10.80 per Unit, in May 2017.

6. Qualified Matching Service:

Within the last several years, the Partnership instituted a “Qualified Matching Service” as defined in Section 1.7704-1(g) of the Treasury Regulations promulgated under Section 7704 of the Internal Revenue Code of 1986, which facilitates the transfer of up to 10% of the total interest in the Partnership’s capital or profits provided certain requirements are met. This Qualified Matching Service provides for some liquidity, outside of a tender offer scenario, through which Units may be bought and sold.

[1]	Because no formal market exists for the Units, actual sales prices may vary. In addition, there is no assurance that these values will be obtained upon the future sale of the Partnership’s assets.

Once again, you are not required to tender your Units to the Bidder, and the Partnership recommends that you not tender your Units. If you have agreed to tender your Units, we recommend that you contact the Bidder immediately and withdraw and rescind your tender in writing.

In the event you have questions or require additional information, please feel free to contact DiVall Investor Relations at the address or number(s) below:

MAIL:	DiVall Investor Relations
c/o Phoenix American Financial Services, Inc.
2401 Kerner Blvd.
San Rafael, CA 94901

PHONE:	1-(800)-547-7686

FAX:	1-(415)-485-4553

Sincerely,

The Provo Group Inc., As General Partner of

DiVall Insured Income Properties 2, LP

By:	/s/Bruce A. Provo
Bruce A. Provo, President

Additional Information and Where to Find It

In connection with the proposed sale of assets and liquidation, the Partnership will prepare a consent solicitation statement to be filed with the SEC. When completed, a definitive consent solicitation statement and a form of consent will be furnished to the Limited Partners. BEFORE MAKING ANY VOTING DECISION, Limited Partners are urged to read the consent solicitation statement carefully and IN ITS ENTIRETY when it becomes available, as well as any other relevant documents filed by the Partnership with THE SEC IN CONNECTION WITH THE PROPOSED sale of assets and liquidation, because they will contain important information about the PROPOSED sale of assets and liquidation. Limited Partners will be able to obtain, without charge, a copy of the consent solicitation statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Limited Partners will also be able to obtain, without charge, a copy of the consent solicitation statement and other relevant documents (when available) by directing a request to: DiVall Investor Relations, c/o Phoenix American Financial Services, Inc., 2401 Kerner Blvd, San Rafael, CA 94901, by directing a request by telephone to DiVall Investor Relations at 1-800-547-7686, e-mail to edevera@phxa.com, or the Partnership’s website at www.divallproperties.com.

The Partnership, the General Partner, the executive officer and director of the General Partner who performs the functions of the principal executive of the General Partner, and certain other regularly employed officers, agents and employees of the General Partner, may be deemed to be participants in the solicitation of consents from the Limited Partners in favor of the proposed sale of assets and liquidation. The General Partner and the principal executive of the General Partner do not have beneficial ownership in any equity interests in the Partnership. Other information about the General Partner and the principal executive of the General Partner is set forth in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 23, 2017. Limited Partners may obtain additional information regarding the interests of the General Partner and the principal executive of the General Partner in the proposed sale of assets and liquidation, which may be different than those of the Limited Partners generally, by reading the consent solicitation statement and other relevant documents regarding the proposed sale of assets and liquidation when filed with the SEC.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about the expected timing, completion and effects of the proposed sale of assets and liquidation, as well as statements describing the objectives, projections, estimates or future predictions of the Partnership’s operations. These statements may be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “will,” or other variations on these terms. The Partnership cautions that by their nature forward-looking statements involve risk or uncertainty and that actual results may differ materially from those expressed in any forward-looking statements as a result of such risks and uncertainties, including but not limited to: changes in general economic conditions, changes in commercial real estate conditions and markets, inability of current tenants to meet financial obligations, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.